EXHIBIT 99.1

Rayont Inc- RAYT- Announces the Sale of NGPDT License for Sub-Sahara Africa and equipment to Nova Medical Group Pty Ltd.Press Release | 06/29/2022

Palo Alto, California, June 29, 2022 (GLOBE NEWSWIRE) — Rayont Inc. (“Rayont” or the “Company”) (OTC QB: RAYT), an international healthcare company specializing in the manufacturing, distribution of alternative medicine products and services across the entire value chain, announced that on 29 of June 2022 it has signed the Asset Sale Agreement for sale of Next Generation Photo Dynamic Therapy (NGPDT) License for Sub-Sahara Africa and its equipment.

The sale as described in Asset Sale Agreement between Rayont (Australia) Pty Ltd (“Asset Seller”), Rayont International (L) Limited (“License Seller”) and Nova Medical Group Pty Ltd (“Buyer”) is for a consideration of USD 3,500,000 or equivalent to AUD 5,000,000 where the consideration is split as follows:

●	License for Sub-Sahara Africa – USD 2,500,000

●	Equipment – USD 1,000,000

The company shall file an 8K with The Securities and Exchange Commission within time required to disclose the details of the deal.

“The decision to sell NGPDT License and equipment was a difficult one given the promise the technology could offer to cancer patients. This sale following the sale of Rayont Technologies earlier this year is a clear indication of our strategic intent to focus of Complementary Alternative Medicine and profit generating assets within the segment. The cash to be generated over time from this sale improves the cash position and liquidity of Rayont Group” said Rayont’s President & CEO, Ms Marshini Aliya Moodley.

About Rayont Inc.

Rayont, Inc. (RAYT) is a public traded company incorporated in Nevada, USA since its inception in 2011. In 2018, the Company repositioned itself to focus on healthcare including the manufacturing and, distribution of alternative medicine products and services across the entire value chain.

Over past few year the Company has built a portfolio of businesses focusing on natural and alternative medicine products and services, personalized healthcare for patients based on scientific reliable tests aimed to provide positive results to improve the patients` healthcare and quality of life.

For further information, please visit www.rayont.com

SAFE HARBOR

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

Company Contact:

Investor Relations

ir@rayont.com